EXHIBIT 4.5.3


                              IRS DETERMINATION ON
                     QUALIFIED EMPLOYEE STOCK PURCHASE PLAN,
                             DATED FEBRUARY 23, 2001




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INTERNAL REVENUE SERVICE DEPARTMENT OF THE TREASURY
P. 0. BOX 2508
CINCINNATI, OH 45201
    Employer Identification Number:
Date:   FEB 23 2001     92-0072737
    DLN:
        17007158008010
GENERAL COMMUNICATION INC            Person to Contact:
2350 DENALI STREET STE 1000              JUDY HEGENER ID# 31705
ANCHORAGE, AK 99503  Contact Telephone Number:
           (877) 829-5500
Plan Name:
     QUALIFIED STOCK PURCHASE PLAN OF
     GENERAL COMMUNICATION INC.
Plan Number: 001


Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination letter is applicable for the amendment(s) executed on 02/11/00.

         This plan satisfies the nondiscrimination in amount requirement of section 1.401(a) (4)-1(b) (2) of the regulations on the basis of a design-based safe harbor described in the regulations. the regulations with respect to the specific benefits, rights, or features for which you have provided information.

         This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34 and the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206.

          The information on the enclosed Publication 794 is an integral part of


                                                               Letter 835 DO/CG)
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                                       -2-

GENERAL COMMUNICATION INC


this determination. Please be sure to read and keep it with this letter.

         The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

         If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                             Sincerely yours,




                                             Paul T. Shultz
                                             Director,
                                             Employee Plans Rulings & Agreements

Enclosures:
Publication 794